EMPLOYMENT AGREEMENT


         EMPLOYMENT AGREEMENT dated as of April 27, 1995, between MEDIQ Incorporated, a Delaware corporation ("MEDIQ"), and MEDIQ/PRN Life Support Services, Inc., a Delaware corporation ("MEDIQ/PRN"), and Thomas Carroll (the "Executive").

                                   Background

         WHEREAS, Executive is currently the President and Chief
Operating Officer of MEDIQ/PRN, a wholly-owned subsidiary of MEDIQ; and

         WHEREAS, MEDIQ recognizes, in addition to Executive's other duties, the significant responsibility of Executive with respect to assisting in the possible sale of MEDIQ/PRN; and

         WHEREAS, MEDIQ acknowledges and recognizes that it would serve the best interests of MEDIQ to assure itself of the continued employment of the Executive as President and Chief Operating Officer of MEDIQ/PRN and the assistance of the Executive in maximizing the value received for MEDIQ/PRN in any potential sale and that the compensation provided for herein represents the fair value of the services to be provided by Executive with respect to maximizing such value and with respect to the other services to be provided hereunder; and

         WHEREAS, MEDIQ/PRN acknowledges and recognizes it will receive significant benefit from Executive continuing his employment with MEDIQ/PRN; and

         WHEREAS, Executive desires to continue his employment with MEDIQ/PRN and to render services to MEDIQ (while it owns MEDIQ/PRN) and MEDIQ/PRN on the terms and conditions provided in this Agreement.

         NOW THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein and intending to be legally bound hereby, the parties hereto agree as follows:

SECTION 1.        CAPACITY AND DUTIES

                  1.1 Employment. MEDIQ/PRN hereby employs Executive, and Executive hereby accepts employment by MEDIQ/PRN, for the Contract Period (as defined below) and upon the terms and conditions hereinafter set forth.

                  1.2      Capacity and Duties.

                           (a)      Executive shall be employed by MEDIQ/PRN
generally as the President and Chief Operating Officer of


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MEDIQ/PRN and shall perform such other executive duties, and shall have such executive authority, consistent with such position, as may from time to time be specified by the Board of Directors of MEDIQ or any duly authorized committee thereof (the "Board"). From the date hereof until a Sale Event (as hereinafter defined) occurs or any such sale or divestiture is finally abandoned by the Board, Executive shall report directly and exclusively to the Board of Directors of MEDIQ, or any duly authorized committee thereof having authority over such proposed sale or divestiture. Following any Sale Event or abandonment of such sale or divestiture by the Board, the Executive shall report as to all matters hereunder to the Chief Executive Officer of MEDIQ. During the Contract Period, Executive's position (including status, office, titles, authority, duties and responsibilities) shall be at least commensurate in all respects with those held, exercised and assigned immediately preceding the effective time of this Agreement. There shall be no material diminution in the position of Executive with MEDIQ or MEDIQ/PRN other than as provided herein unless the parties otherwise agree in writing. As long as Executive is President and Chief Operating Officer of MEDIQ/PRN, MEDIQ shall cause Executive to be elected and reelected as a director of MEDIQ/PRN.

                           (b)      Executive shall devote his full working
time, energy, skill and best efforts to the performance of his duties hereunder, in a manner which will faithfully and diligently serve the business and interests of MEDIQ/PRN and its affiliates (as defined below), provided that Executive may devote such time as is reasonably required for charitable and other personal activities in accordance with MEDIQ's practices and policies. Executive's duties shall include using all reasonable efforts to maximize the value received for MEDIQ/PRN in any Sale Event.

                           (c)      For purposes of this Agreement, an
"affiliate" means any person or entity which controls MEDIQ/PRN, is controlled by MEDIQ/PRN, or which is under common control with MEDIQ/PRN. For the purposes of this definition of "affiliate," "control" means the power to direct the management and policies of a person or entity, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" shall have correlative meanings; provided that, any person or entity who owns beneficially, either directly or through one or more intermediaries, more than 20% of the ownership interests in a specified entity shall be presumed to control such entity for the purposes of the definition of "affiliate." For the purposes of this Agreement, neither Bessie G. Rotko, Lionel Felzer nor their lineal descendants, children, spouses or any trust for the benefit of any of them (collectively, the "Rotko Group") shall be "affiliates" of MEDIQ or MEDIQ/PRN.


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SECTION 2.        TERM OF EMPLOYMENT

                  2.1 Term. The initial term of Executive's employment hereunder shall be for a period of two years, commencing on the date hereof, and shall thereafter automatically be renewed from year to year unless and until either party shall give notice of his or its election to terminate Executive's employment at least 60 days prior to the end of the then current term, unless earlier terminated as hereinafter provided. Such initial term, and each renewal term are hereafter referred to collectively as the "Contract Period."

SECTION 3.        COMPENSATION

                  3.1 Basic Compensation. As compensation for Executive's services hereunder, MEDIQ/PRN shall pay Executive a salary at the annual rate of $265,000. Such base salary shall be payable in installments in accordance with MEDIQ's regular payroll practices in effect from time to time. Such base salary shall be subject to increase based on normal periodic merit review by the Compensation Committee of the Board of Directors of MEDIQ (the "Compensation Committee") in accordance with he corporate policies of MEDIQ (such annual base salary, including the foregoing adjustments, if any, is hereinafter referred to as "annual base salary"); provided, however, that the amount of such increase shall not be less than the percentage amount, if any, by which the CPI (as hereafter defined) for the calendar month immediately preceding such anniversary date exceeds the CPI for same month of the immediately preceding year. For purposes of this Section 3.1, the term "CPI" shall mean the Consumer Price Index for All Urban Consumers for all items for New Jersey, as published by the Bureau of Labor Statistics of the United States Department of Labor, or of any revised or successor index hereafter published by the Bureau of Labor Statistics of other agency of the United States government succeeding to its functions. The annual base salary of Executive shall not be decreased at any time during the Contract Period from the amount then in effect, unless Executive otherwise agrees in writing. Participation in deferred compensation, discretionary bonus, retirement and other employee benefit plans and in fringe benefits shall not reduce the annual base salary payable to Executive under this Section 3.1.

                  3.2 Signing Bonus. Contemporaneously with signing this Agreement, the Executive will be paid a one time cash bonus in the amount of $100,000.

                  3.3       Benefits.

                           (a)      During the Contract Period, Executive (and
Executive's family, if applicable) shall be entitled to participate in all incentive, savings, retirement, welfare and

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other employee benefit plans, practices, policies and programs that MEDIQ/PRN or
MEDIQ may provide for the benefit of its executive employees generally (together with the fringe benefits described below, "Employee Benefits"). Executive shall also be entitled to participate in any other fringe benefits which may be or become applicable to MEDIQ's or MEDIQ/PRN's executive employees, including the payment of reasonable expenses for attending annual and periodic meetings of trade associations and any other benefits that are commensurate with the duties and responsibilities to be performed by Executive under this Agreement. In no event shall the Employee Benefits provided to Executive be less favorable, in the aggregate, than the employee benefits plans, practices, policies and programs provided to Executive immediately preceding the effective date of this Agreement.

                           (b)      If Executive becomes a participant in any
employee benefit plan, practice or policy of MEDIQ/PRN or its affiliates, Executive shall be given credit under such plan for all service in the employ of MEDIQ/PRN and any predecessors thereto or affiliates thereof prior to the date hereof, for purposes of eligibility and vesting, benefit accrual and for all other purposes for which such service is either taken into account or recognized under the terms of such plan, practice or policy.

                           (c)      During the Contract Period, Executive shall
be entitled to a private office, and such secretarial services as have been previously provided to Executive, and such other assistance and accommodations as shall be suitable to the character of Executive's position with MEDIQ/PRN and adequate for the performance of Executive's duties hereunder.

                           (d)      MEDIQ/PRN shall pay or reimburse Executive
for all reasonable expenses (including expenses of travel and accommodations) incurred or paid by Executive in connection with the performance of Executive's duties hereunder upon receipt of itemized vouchers therefor and such other supporting information as MEDIQ/PRN shall reasonably require.

                           (e)      During the Contract Period, MEDIQ/PRN shall
continue to provide Executive with a leased automobile for use by Executive consistent with past practices and shall continue to pay or reimburse Executive for expenses reasonably incurred by Executive for the maintenance and operation of such automobile upon receipt of itemized vouchers therefor and such other supporting information as MEDIQ/PRN shall reasonably require.

                           (f)      During the Contract Period, MEDIQ/PRN shall
continue to provide Executive with a cellular telephone and related telephone service or a cellular telephone allowance consistent with past practices.

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                           (g)      During the Contract Period, Executive shall
be entitled to paid vacations in a manner commensurate with Executive's status as the President and Chief Operating Officer of MEDIQ/PRN, which shall not be less than the annual vacation period to which Executive is presently entitled.

                  3.4      Transaction Compensation.

                           (a)      If, during the term o this Agreement, a Sale
Event (as hereafter defined) occurs, Executive shall be entitled to receive a one-time bonus calculated as provided in paragraph (b) below. For the purposes of this Agreement, a "Sale Event" means any sale or divestiture of MEDIQ/PRN, including (i) a sale of substantially all of its stock (including through merger, tender, exchange or otherwise) or assets, in either case in one or more related transactions, (ii) a Change in Control (as defined below) and (iii) any sale or distribution of the stock of MEDIQ/PRN which results in a Change in Control at the time of such sale or distribution or at any time within the immediately succeeding twelve (12) months. Executive's bonus shall be paid in cash within 30 days after the consummation of a Sale Event.

                           (b)      Executive's bonus payable upon a Sale Event
shall equal the sum of (i) .25% of the aggregate purchase price paid for MEDIQ/PRN up to a maximum aggregate purchase price of $375,000,000, plus (ii) if the aggregate purchase price paid for MEDIQ/PRN exceeds $375,000,000, 1.5% of any purchase price in excess of $375,000,000. For purposes of calculating the bonus, the aggregate purchase price shall equal the sum of (x) the total cash consideration paid for MEDIQ/PRN (including, without limitation, in respect of any warrants or other security of MEDIQ or MEDIQ/PRN), plus (y) the fair market value of any securities or other property received as consideration for MEDIQ/PRN (including, without limitation, in respect of any warrants or other security of MEDIQ or MEDIQ/PRN), plus (z) the aggregate amount (including, without limitation, accrued but unpaid interest and the unpaid amount of any capital leases) of any aggregate liabilities of MEDIQ/PRN assumed or refinanced by the purchaser in connection with the completion of the acquisition, other than current liabilities taken into account in computing the working capital of MEDIQ/PRN (except for current liabilities for indebtedness for money borrowed (including accrued but unpaid interest or capital leases)). The aggregate purchase price on which Executive's bonus is to be calculated is hereafter called "Enterprise Value" of MEDIQ/PRN. In the event of any dispute between Executive and MEDIQ regarding the Enterprise Value of MEDIQ/PRN on which Executive's bonus shall be calculated, the Board of Directors and Executive shall select an investment banking firm, reasonably acceptable to each of them, to make the determination of the Enterprise Value of MEDIQ/PRN. The fees and expenses of the investment banking firm incurred in making such

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determination shall be borne by MEDIQ, unless the investment banking firm shall determine that the Executive's position regarding the calculation of Enterprise Value was unreasonable under the circumstances, in which case such fees and expenses shall be shared equally between MEDIQ and Executive.

                           (c)      Executive acknowledges that a Sale Event may
not occur, that the Board of Directors may determine not to pursue a Sale Event, that such a transaction can occur only upon proper authorization of the Board of Directors, or a duly constituted committee thereof, and accordingly there can be no assurance that any bonus will become payable to Executive under this Section.

                           (d)    In the event that MEDIQ/PRN is sold or deemed
sold as part of an overall transaction involving the sale or other divestiture of all of MEDIQ and/or its other partly or wholly owned subsidiaries, or in connection with a Change in Control of MEDIQ, Executive's bonus shall be paid based on the Enterprise Value of MEDIQ/PRN implicit in such transaction if such Enterprise Value is readily ascertainable. If the Enterprise Value of MEDIQ/PRN is not readily ascertainable in such transaction, and the parties are unable to agree on the portion of the purchase price representing the Enterprise Value of MEDIQ/PRN on which Executive's bonus shall be calculated, the Board of Directors and Executive shall select an investment banking firm, reasonably acceptable to each of them, to make such determination. The expenses of the investment banking firm incurred in making such determination shall be borne by MEDIQ, unless the investment banking firm shall determine that the Executive's position regarding the calculation of Enterprise Value was unreasonable under the circumstances, in which case such fees and expenses shall be shared equally between MEDIQ and Executive.

                           (e)      For the purposes of Section 3.4 of this
Agreement a "Change in Control" shall mean the earlier of such time as (i) the Rotko Group collectively ceases to beneficially own more than 35% of the voting securities of MEDIQ (or MEDIQ/PRN, as the case may be) or (ii) the Rotko Group collectively ceases to beneficially own more than 50% of the voting securities of MEDIQ (or MEDIQ/PRN, as the case may be) and none of MEDIQ's securities are registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended.

                  3.5 Performance Bonus. During the Contract Period, Executive shall receive, commencing with fiscal year 1995, an annual performance bonus of 0 to 60% of his base salary in effect for such year ("incentive compensation"), calculated in such fashion and based on the achievement of certain performance criteria to be established by the Chief Executive Officer and approved by the Board of Directors of MEDIQ or the Compensation

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Committee prior to the beginning of such year. Executive's incentive compensation in respect of any fiscal year in which Executive's employment terminates shall be prorated for the number of days that he was employed during such year. For the 1995 fiscal year (i.e., the twelve (12) month period ending September 30, 1995) incentive compensation shall be paid, calculated and based upon the performance criteria approved by MEDIQ prior to the date hereof, a description of which is contained on Exhibit 1 to this Agreement). For successive fiscal years, Executive's incentive compensation shall be paid, calculated and based upon performance criteria as set forth above. The Board of Directors, although under no obligation to do so, may determine from time to time to pay to Executive compensation in addition to the annual base salary and incentive compensation required to be paid above. If a Sale Event occurs prior to March 31, 1996, Executive shall not be entitled to receive an incentive bonus with respect to the fiscal year ending September 30, 1996.

                  3.6      Options and SARS Granted if Company is Not Sold.

                           (a)      Upon the earlier of the (i) abandonment of a
Sale Event by the Board of Directors of MEDIQ or (ii) March 31, 1995 if no Sale Event has occurred prior to such date, MEDIQ shall immediately, and with no further action, award, or cause to be awarded to Executive, the stock options and stock appreciation rights described in paragraphs (b) through (c) below in lieu of the transaction compensation set forth in Section 3.4. In such event, Executive shall no longer be entitled to the incentive compensation provided under Section 3.4.

                           (b)      Upon satisfaction of the conditions set
forth in Section 3.6(a) above ("Grant Date"), MEDIQ shall immediately, and with no further action, grant Executive options to purchase 100,000 common shares of MEDIQ at a cash purchase price per share equal to the fair market value of a share of common stock of MEDIQ on the date such grant is made. For these purposes, fair market value shall mean the last sale price of MEDIQ stock on the American Stock Exchange as reported in the Wall Street Journal. The options will be immediately exercisable, in whole or in part, upon grant for a period of ten years from the date of this Agreement. Upon termination of Executive's employment for Cause or termination of Executive's employment other than for Good Reason, in either case prior to the Grant Date, Executive shall no longer be eligible to receive any options pursuant to this Section 3.6. The effect of such termination on any options granted or earned by Executive on or after such Grant Date shall be determined by the terms and conditions of the options. The options shall be set forth in a written stock option agreement containing the terms set forth in this Section and containing such other terms, not inconsistent herewith, that are consistent with the terms of MEDIQ's standard employee options and related

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plans in effect on the date hereof ("Standard Option Terms") and as are set forth in the plan, or as the parties may otherwise agree. Within 90 days after such grant, MEDIQ shall prepare and file a Registration Statement on Form S-8, if it is then eligible for the use of such form, with respect to the common stock issuable upon exercise of such options. The number of common shares of MEDIQ contemplated by this Section 3.6(b) as being possibly granted to Executive (and any consideration payable in respect thereof) shall be subject to adjustment and treatment from and after the date hereof until actually granted to Executive in the same manner that is provided in the Standard Option Terms as if such options were actually granted on the date hereof but remain unexercised until their actual grant.

                           (c)      (i)     Upon satisfaction of the conditions
set forth in Section 3.6(a) above, the Executive shall also be granted, immediately and with no further action, stock appreciation rights, the value of which shall be settled in cash as provided in subparagraph (ii) below, with respect to that number of shares of common stock of MEDIQ/PRN equal to 2% of MEDIQ/PRN's common stock then outstanding after giving pro forma effect to the SAR.

                                    (ii)    Except as provided in clause (iv)
below, upon the termination of Executive's employment for any reason, Executive shall be entitled to be paid the value of his SARs in cash. Payment of the value of Executive's SARs shall be made within 120 days of the termination of his employment; provided, however, that if Executive's employment with MEDIQ/PRN is terminated prior to the second anniversary of the date of this Agreement, payment shall be made within 120 days of such anniversary based upon the value of his SARs on such second anniversary. In addition, Executive may, at his option, request payment of the value of his SARs at the time of such request, in whole or in part, on each fifth anniversary of the date of this Agreement (or upon the occurrence of any event that would constitute a "Sale Event") regardless of when it occurs) and such request(s) shall not result in cancellation of such SARs ("Payment Request"). The value of Executive's SARs to be paid to him (or his estate) upon the termination of his employment (or any earlier request as provided above) shall be the amount obtained by solving the following formula:

Value of SARS   =   2% [(Terminal Value of MEDIQ/PRN) - (Base Value of
                    MEDIQ/PRN)] - all amounts previously paid on account of the SARs granted hereunder

Where:

                                            (A)    Terminal Value of MEDIQ/PRN
meansthe amount calculated by multiplying 6 times the EBITDA of MEDIQ/PRN for the 12 month period ending on the last day of

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MEDIQ/PRN's fiscal year preceding the year in which termination of Executive's employment or the applicable Payment Request or a Payment Request occurs, except that if the termination of Executive's employment or a Payment Request occurs more than 210 days after the close of such fiscal year, EBITDA shall be calculated for the 12 month period ending on the last day of the second fiscal quarter of the fiscal year in which the termination of Executive's employment or the applicable Payment Request occurs.

                                            (B)      Base Value of MEDIQ/PRN
means the amount equal to 6 times (i) $60,000,000 (assumed EBITDA of MEDIQ/PRN for the 12 month period ended September 30, 1995, which amount will not be changed based on actual EBITDA for such period) and (ii) increased at a compound annual rate of 2.50% during the period beginning September 30, 1995, and ending on the last day of the 12 month period for which EBITDA is calculated in computing the Terminal Value of MEDIQ/PRN.

                                            (C)      EBITDA of MEDIQ/PRN for
any period means MEDIQ/PRN's income before interest, taxes, depreciation and amortization expense during such period, calculated in accordance with general accepted accounting principles, consistent with those used in the preparation of MEDIQ/PRN's annual financial statements. In calculating EBITDA of MEDIQ/PRN: (I) except as contemplated in subclause (II) hereof, no allocation, charge or deduction will be made for overhead costs of any other person or affiliate (including without limitation MEDIQ); (II) no allocation, charge or deduction will be made for services rendered by any affiliate other than the costs (including reasonable overhead costs) that would be charged to MEDIQ/PRN for such services by an unrelated third party in an arm's length transaction;
(III) no allocation, charge or deduction will be made for any extraordinary or non-recurring expense or income items; and (IV) no charge or deduction will be made for any expense attributable to any SARs or options granted hereunder. In the event of any dispute relating to calculation of EBITDA, the dispute shall be resolved by the Company's regular outside accountants.

                                    (iii)  Executive's SARS shall not be
transferrable to any person (except as provided in Section 6.4).

                                    (iv)    Executive's SARS shall terminate
and be of no force or effect in the event Executive is discharged for Cause prior to the second anniversary of the date of this Agreement, thereafter, the SARs shall not be forfeitable and shall be paid as herein provided.

                                    (v)     A hypothetical example of the
computation of the value of Executive's SARS is attached hereto as Exhibit 2.

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SECTION 4.                 TERMINATION OF EMPLOYMENT

                  4.1      Death of Executive.

                           (a)      Executive's employment hereunder shall
immediately terminate upon his death, upon which MEDIQ/PRN shall pay amounts due under Sections 3.1 and 3.3 (including salary, Employee Benefits, expense reimbursements and compensation for unused vacation time) accrued as of the date of Executive's death in accordance with generally accepted accounting principles ("GAAP).

                           (b)      If Executive, in the reasonable opinion of
MEDIQ is Disabled (as defined below), MEDIQ/PRN shall have the right to terminate Executive's employment upon thirty days prior written notice to Executive at any time after the expiration of the 180 day period referred to below, in which event MEDIQ/PRN shall pay amounts due under Sections 3.1 and 3.3 (including salary, Employee Benefits, expense reimbursements and compensation for unused vacation time) accrued as of the date of Executive's termination because of Disability in accordance with GAAP. As used in this Agreement, the term "Disabled" or "Disability" shall mean the inability of Executive to perform substantially Executive's duties and responsibilities to MEDIQ/PRN by reason of a physical or mental disability or infirmity for a continuous period of at least 180 days. The date of disability shall be on the last day of such 180 day period. The determination of whether the Disability has occurred shall be made by a licensed physician chosen by the Board of Directors of MEDIQ. The benefits payable under Sections 4.1, 4.2 or otherwise under this Agreement shall be reduced by the amount of any benefits to which Executive may be entitled under the benefit plans and programs of MEDIQ/PRN, including the disability plan, any supplementary retirement plan or agreement or insurance policies maintained by MEDIQ/PRN for the benefit of Executive.

                  4.2 Continuing Benefits Following Death or Disability. In addition to any payments or benefits contemplated by Section 4.1, if Executive's employment is terminated for death or Disability, Executive (and, as applicable, his family and estate) shall continue to receive all base salary, incentive compensation and all Employee Benefits Executive (and, as applicable, his family) would have received for the balance of the Contract Period had his employment not been so terminated. In such event, (a) Executive (or his estate if applicable) shall, on the Grant Date, receive options and SARs under Section
3.6 with the same effect and benefit as if Executive were employed at such date and his employment immediately terminated after the grant of the option and SARs for death or Disability, and (b) Executive (or, as applicable, his estate) shall not thereafter be entitled to any transaction compensation under Section 3.4, unless a Sale Event occurred prior to the date Executive's employment was

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terminated for death or Disability, in which case Executive (or, as applicable, his estate) shall receive transaction compensation under Section 3.4 but shall not receive options or SARs under Section 3.6.

                  4.3      Termination for Cause.

                           (a)      Except as otherwise provided in this
Agreement, the employment of Executive hereunder shall terminate upon the earliest to occur of the dates specified below:

                                    (i)     the end of the Contract Period;

                                    (ii)    the close of business on the date of
Executive's death;

                                    (iii)  the close of business on the date
which is 30 days after the date on which MEDIQ/PRN delivers to Executive a written notice of MEDIQ/PRN's election to terminate Executive's employment for "Cause" (as hereinafter defined);

                                    (iv)    the close of business on,the date
which is 30 days after the date on which Executive delivers to MEDIQ/PRN a notice of Executive's election to terminate Executive's employment under this Agreement for "Good Reason" (as hereinafter defined); provided, however, that Executive's notice of election to terminate his employment for Good Reason shall provide MEDIQ/PRN with a reasonable opportunity to cure the behavior that constitutes Good Reason, which reasonable opportunity shall in no event be less than 15 or more than 30 days;

                                    (v)     the close of business on the date
which is 30 days after the date on which MEDIQ/PRN shall have delivered to Executive a written notice of MEDIQ/PRN's election to terminate Executive's employment because of Disability; or

                                    (vi)    the close of business on the date
which is 60 days after the date on which MEDIQ/PRN shall have delivered to Executive a written notice that the Board of Directors of MEDIQ has adopted a resolution terminating the employment of Executive hereunder and such termination is not for death, Cause or Disability.

Provided, however, that in no event shall termination of Executive's employment hereunder be effective until all amounts, then due Executive hereunder are paid in full.

                           (b)      Any purported termination by MEDIQ or
MEDIQ/PRN or by Executive shall be communicated by written Notice of Termination (as hereinafter defined) to the other. For purposes of this Agreement, a "Notice of Termination" shall mean

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a notice which indicates the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated. For purposes of this Agreement, no such purported termination shall be effective without delivery of such Notice of Termination. Termination of employment will not cause a termination of this Agreement, the terms of which shall survive any termination of employment in accordance with the express terms hereof.

                           (c)      For the purposes of this Agreement, the term
"Cause" shall mean

                                    (i)     fraud, theft, misappropriation or
embezzlement of MEDIQ's or MEDIQ/PRN's funds;

                                    (ii)    conviction of any felony, crime
involving fraud or misrepresentation, or of any other crime (whether or not connected with his employment) the effect of which is likely to adversely affect MEDIQ or MEDIQ/PRN, except if Executive's actions which result in such a conviction were taken in good faith and in a manner Executive reasonably believed not to be adverse to the interests of MEDIQ or MEDIQ/PRN;

                                    (iii)  after a written demand for
substantial performance to Executive from the Boards of Directors of MEDIQ and MEDIQ/PRN (the mailing of such written demand having been authorized by at least sixty percent (60%) of the directors then in office) which specifically identifies the manner in which the Boards of Directors believe that Executive has intentionally materially breached Executive's duties and provides Executive with a 30 day period in which to cure such breach, the willful and continuing intentional material breach by Executive substantially to perform Executive's duties with MEDIQ and MEDIQ/PRN (other than any such failure resulting from Disability);

                                    (iv)    abuse of alcohol or other drugs
which interferes with the performance by Executive of his duties, provided that Executive has been given 30 days notice by MEDIQ/PRN of its intent to terminate Executive pursuant to this provision during which time Executive has not demonstrated the cessation of such abuse to the reasonable satisfaction of the Board of Directors.

Notwithstanding the foregoing or any other provision hereof, Executive shall not be deemed to have been terminated for Cause unless there shall have been delivered to Executive a copy of a resolution duly adopted by the affirmative vote of not less than sixty percent (60%) of the entire membership or the Boards of Directors of MEDIQ and MEDIQ/PRN at a meeting of such Boards of

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Directors called and held for that purpose (after at least 15 days prior written notice to Executive and an opportunity for Executive, together with Executive's counsel, to be heard before such Boards), finding that, in the good faith option of the Boards of Directors of MEDIQ and MEDIQ/PRN, Executive was guilty of conduct set forth above and specifying the particulars thereof in reasonable detail.

                           (d)      For the purposes of this Agreement, the term
"Good Reason" shall mean the occurrence of any of the events or conditions described in subparagraphs (i) through (vi) hereof without Executive's express written consent:

                                    (i)     a material diminution of Executive's
status, title, position, scope of authority or responsibilities (including reporting responsibilities); the assignment to Executive of any duties or responsibilities which, in Executive's reasonable judgment, are inconsistent with such status, title, position, authorities or responsibilities; or any removal of Executive from or failure to reappoint or reelect Executive to any of such positions, except in connection with the termination of Executive's employment for Disability, Cause, as a result of Executive's death or by Executive other than for Good Reason;

                                    (ii)    a reduction by MEDIQ/PRN in
Executive's compensation (other than the transaction compensation payable pursuant to Section 3.4 hereof) following a Sale Event and any payment to Executive resulting therefrom) or benefits as in effect on the date hereof or as the same may be increased from time to time;

                                    (iii)  the relocation of MEDIQ/PRN's
principal executive offices to a location outside a 25-mile radius of Philadelphia, Pennsylvania or MEDIQ/PRN's requiring Executive to be based at any place other than Pennsauken, New Jersey, except for reasonably required travel on MEDIQ/PRN's business;

                                    (iv)    the materially adverse and
substantial alteration in the nature and quality of the office space within which Executive performs Executive's duties, including the size and location thereof, as well as the secretarial and administrative support provided to Executive;

                                    (v)     any material breach by MEDIQ or
MEDIQ/PRN of any material provision of this Agreement; and

                                    (vi)    the failure of MEDIQ to obtain a
satisfactory agreement from any purchaser of MEDIQ/PRN or successor or permitted assignee of MEDIQ to assume and agree to perform this Agreement.

                  4.4      Termination Without Cause.

                           (a)      In the event

                           (i)      Executive's employment is terminated (x) by
MEDIQ/PRN for any reason other than Cause, or the death or Disability of Executive or (y) by Executive for Good Reason; or

                           (ii)     this Agreement is not renewed by MEDIQ/PRN
at the end of any Contract Period on terms and conditions no less favorable to Executive than those in effect at such time, MEDIQ/PRN shall immediately pay Executive all amounts due under Sections 3.1 and 3.3 (including base salary, Employee Benefits, expense reimbursements and compensation for unused vacation time) accrued as of the date of such termination in accordance with GAAP. In such event, Executive (and, as applicable, his family) shall also continue to receive from MEDIQ/PRN until two years after the end of the Contract Period then in effect, all base salary, incentive compensation and Employee Benefits that Executive (and, as applicable, his family) would have received had he continued employment and such event had not occurred. In addition, Executive shall also be paid transaction compensation under Section 3.4 if a Sale Event occurs following any such event and prior to the second anniversary of this Agreement. If Executive does not receive transaction compensation under the preceding sentence, he shall be entitled to receive options and SARs under Section 3.6 with the same effect and benefit as if Executive were employed at such date and his employment was terminated immediately after the grant of the options and SARs by MEDIQ/PRN without Cause.

                           (b)      There shall be no requirement on the part of
Executive to seek other employment or otherwise mitigate damages in order to be entitled to the full amount of any payments or benefits to be made pursuant to this Agreement or any other agreement between Executive and MEDIQ, MEDIQ/PRN or any of their affiliates; provided, however, if Executive's employment is terminated by MEDIQ/PRN other than for Cause or the death or Disability of Executive, or by Executive for Good Reason, Executive shall, for so long as he is being paid amounts in respect of base salary hereunder, use reasonable efforts following twelve (12) months after his employment has been so terminated, to find alternative employment; provided, however, such reasonable efforts shall not require Executive to move, commute more than 35 miles to his office or accept employment of a stature materially less than the executive position Executive had with MEDIQ/PRN. No payment or benefit under any portion of this Agreement shall be subject to offset; provided, however, that any employment earnings of Executive (including self-employed earnings) earned by Executive after the twelve (12) months following a termination described in
Section 4.4(a) shall reduce the compensation and benefits payable to Executive under this Section 4.4 on a dollar for dollar basis during the period for which they were earned.

SECTION 5.        RESTRICTIVE COVENANTS

                  5.1 Confidentiality. Executive acknowledges a duty of confidentiality owed to MEDIQ and MEDIQ/PRN and shall not, directly or indirectly, at any time during or after his employment by MEDIQ/PRN, divulge, furnish, or make accessible to anyone, without the express authorization of the Board, any trade secret, private or confidential or proprietary information or know-how of MEDIQ or MEDIQ/PRN or any of its affiliates obtained or acquired by him while so employed. All computer software and books paid for by MEDIQ or MEDIQ/PRN, and all records and files generated or acquired while an employee of MEDIQ and in the capacity as an employee of MEDIQ are acknowledged to be the property of MEDIQ and shall not be removed from MEDIQ or MEDIQ/PRN's possession or made use of other than in pursuit of MEDIQ or MEDIQ/PRN's business and, upon termination of employment for any reason, Executive shall deliver to MEDIQ, without further demand, all copies thereof which are then in his possession or under his control. The provisions of this Section 5.1 shall not apply to information which (i) is or becomes generally available to the public other than as a result of a disclosure by Executive, (ii) was available to Executive on a non-confidential basis prior to its disclosure to Executive, (iii) becomes available to Executive on a non-confidential basis from a source other than the MEDIQ or MEDIQ/PRN, (iv) must be disclosed by law or by order of a court or governmental authority, or (v) is used to enforce Executive's rights with MEDIQ or MEDIQ/PRN. This Section 5.1 shall terminate on the date that a sale or other transfer of MEDIQ/PRN is completed.

                  5.2      Noncompetition.

                           (a)      At any time while employed hereunder and,
except as provided in the last sentence of this paragraph (a), for a period of one year following termination of Executive's employment for any reason, Executive shall not, directly or indirectly: (i) engage, anywhere in the Territory (as defined in Section 5.2(b) below), in the renting of any product or equipment substantially similar to and in competition with any product or equipment which at any time during the period of twelve months prior to the date of this Agreement has been rented by MEDIQ/PRN or any product or equipment which MEDIQ/PRN was developing during such period for future rental, or the provision of any service substantially similar to and in competition with any service offered by MEDIQ/PRN at any time during the period of twelve months prior to the date of this Agreement; (ii) be or become a stockholder, partner, owner, officer, director or employee or agent of, or a consultant to or give financial or other assistance to, any person or entity engaging in any such activities; (iii) seek in competition with the business of MEDIQ/PRN to procure orders from or do business with any customer of MEDIQ/PRN; or (iv) solicit or contact with a view to the engagement or employment by any person or entity of any person who is an employee of MEDIQ/PRN as of the date of this Agreement, provided this will not preclude hiring any person who contacts Executive for employment and who has not been employed by MEDIQ or MEDIQ/PRN at any time during the preceding six months. Nothing herein shall prohibit Executive from owning, as a passive investor, in the aggregate not more than 5% of the outstanding publicly traded stock of any corporation so engaged. The duration of Executive's covenants set forth in this Section shall be extended by a period of time equal to the number of days, if any, during which Executive is in violation of the provisions hereof. Executive shall not be bound by this paragraph (a) in the event that (1) Executive's employment is terminated by MEDIQ/PRN without Cause or (2) Executive terminates his employment for Good Reason or (3) Executive's employment ceases on or after the expiration of the Contract Period, and MEDIQ/PRN shall have failed to offer to renew Executive's employment on terms no less favorable to Executive than those in effect at such time.

                           (b)      For the purposes of this Agreement,
"Territory" means the United States.

                           (c)      If any party hereto learns of any breach or
potential breach of this Agreement such party shall immediately notify the other party hereto of such event, specifying the basis therefor in reasonable detail. MEDIQ may, in its sole discretion, afford Executive an opportunity to remedy or otherwise cure such breach or potential breach before seeking legal redress, provided that Executive is actively seeking to cure or remedy such breach or potential breach; but such opportunity to remedy shall be without prejudice to the right of MEDIQ to seek and obtain injunctive or other relief.

                  5.3      Injunctive and Other Relief.

                           (a)      Executive acknowledges and agrees that the
covenants contained in Sections 5.1 and 5.2 above are fair and reasonable in light of the consideration paid hereunder, and that damages alone shall not be an adequate remedy for any breach by Executive of his covenants contained herein and accordingly expressly agrees that, in addition to any other remedies which MEDIQ may have, MEDIQ shall be entitled to injunctive relief in any court of competent jurisdiction for any breach or threatened breach of any such covenants by Executive. Nothing contained herein shall prevent or delay MEDIQ from seeking, in any court of competent jurisdiction, specific performance or other equitable remedies in the event of any breach or intended breach by Executive of any of his obligations hereunder. In the event

MEDIQ prevails in an action en enforce its rights under Sections 5.1 and 5.2, it shall be entitled to be reimbursed for its costs and reasonable attorneys' fees associated with so enforcing its rights.

SECTION 6.            MISCELLANEOUS

                  6.1 MEDIQ. MEDIQ shall be jointly and severally liable for all obligations and liabilities of MEDIQ/PRN to Executive arising under this Agreement at any time during which MEDIQ owns in excess of 50% of the voting securities of MEDIQ/PRN.

                  6.2      Reimbursement of Counsel Fees; Arbitration.
MEDIQ shall pay all reasonable legal fees at the normal hourly rates of Dechert Price & Rhoads, accounting fees and related expenses incurred by Executive in connection with the preparation, negotiation and execution of this Agreement. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Philadelphia, Pennsylvania, in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction. The prevailing party, shall be entitled to recover form the other party all of its legal fees, accounting fees and related expenses incurred in any such arbitration including, without limitation, all expenses of arbitration, court costs, transcript costs, fees of experts, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees and all other disbursements or expenditures of the types customarily incurred in connection with prosecuting, defending or investigating any arbitration, action or suit.

                  6.3 Severability. The invalidity or unenforceability of any particular provision or part of any provision of this Agreement shall not affect the other provisions or parts hereof. If any provision hereof is determined to be invalid or unenforceable by a court of competent jurisdiction, Executive shall negotiate in good faith to provide MEDIQ with protection as nearly equivalent to that found to be invalid or unenforceable and if any such provision shall be so determined to be invalid or unenforceable by reason of the duration or geographical scope of the covenants contained therein, such duration or geographical scope, or both, shall be considered to be reduced to a duration or geographical scope to the extent necessary to cure such invalidity.

                  6.4 Assignment. Neither this Agreement nor any right or interest hereunder shall be assignable by Executive, Executive's beneficiaries, or legal representatives without MEDIQ's prior written consent; provided, however, that nothing herein shall preclude (i) Executive from designating a beneficiary to receive any benefit payable hereunder upon Executive's death, or (ii) the executors, administrators, or other legal representatives of Executive or Executive's estate from assigning any rights hereunder to devisees, legatees, beneficiaries, testamentary trustees or other legal heirs of Executive (each a "Distributee"). If Executive should die while any amounts would still be payable to Executive if Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Executive's Distributee or, if there is no such Distributee, to Executive's estate.

                  6.5 Notices. All notices hereunder shall be in writing and shall be sufficiently given if hand-delivered, sent by documented overnight delivery service or registered or certified mail, postage prepaid, return receipt requested or by telegram, fax or telecopy (confirmed by U.S. mail), receipt acknowledged, addressed as set forth below or to such other person and/or at such other address as may be furnished in writing by any party hereto to the other. Any such notice shall be deemed to have been given as of the date received, in the case of personal delivery, or on the date shown on the receipt or confirmation therefor, in all other cases. Any and all service of process and any other notice in any such action, suit or proceeding shall be effective against any party if given as provided in this Agreement; provided that nothing herein shall be deemed to affect the right of any party to serve process in any other manner permitted by law.

                           If to MEDIQ or MEDIQ/PRN:

                           MEDIQ Incorporated
                           One MEDIQ Plaza
                           Pennsauken, NJ  08110-1460
                           Tel:  (609)  665-9300
                           Fax:  (609)  486-4725
                           Attention:  Michael J. Rotko

                           With a copy to:

                           Drinker Biddle & Reath
                           1100 Philadelphia National Bank Building
                           Broad and Chestnut Streets
                           Philadelphia, PA  19107
                           Tel:  (215) 988-2700
                           Fax:  (215) 988-2757

                           Attention:  William M. Goldstein, Esq.

                           If to Executive:

                           Thomas Carroll
                           118 Jaffey Road
                           Malvern, PA  19355

                           With a copy to:

                           Dechert Price & Rhoads
                           4000 Bell Atlantic Tower
                           1717 Arch Street
                           Philadelphia, PA  19103-2793
                           Tel:  (215) 994-2138
                           Fax:  (215) 994-2222

                           Attention:  Henry N. Nassau, Esq.

                  6.6 Entire Agreement and Modification. This Agreement (and any Employee Benefit plan or agreement contemplated hereby) constitutes the entire agreement between the parties hereto with respect to the matters contemplated herein and supersedes all prior agreements and understandings with respect thereto. Any amendment, modification, or waiver of this Agreement shall not be effective unless in writing. Neither the failure nor any delay on the part of any party to exercise any right, remedy, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power, or privilege with respect to any occurrence be construed as a waiver of any right, remedy, power, or privilege with respect to any other occurrence.

                  6.7 Governing Law. This Agreement is made pursuant to, and shall be construed and enforced in accordance with, the internal laws of the State of New Jersey (and United States federal law, to the extent applicable), without giving effect to otherwise applicable principles of conflicts of law.

                  6.8 Headings; Counterparts. The headings of sections in this Agreement are for convenience only and shall not affect its interpretation. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which, when taken together, shall be deemed to constitute but one and the same Agreement.

                  6.9 Further Assurances. Each of the parties hereto shall execute such further instruments and take such other actions as any other party shall reasonably request in order to effectuate the purposes of this Agreement.

                  6.10 Indemnification. MEDIQ/PRN shall pay, as additional compensation under this Agreement, an amount equal to

Executive's liability (including all taxes on such amount). If any, under Internal Revenue Code ss.4998 (or any successor provisions by reason or payments under any provision of this Agreement or otherwise. Throughout the Contract period and for a period of five (5) years thereafter, MEDIQ and MEDIQ/PRN shall indemnify and defend executive against all claims arising out of Executive's activities as an officer of, director of or employee of MEDIQ and MEDIQ/PRN to the fullest extent permitted under the law of the applicable state or incorporation. MEDIQ and MEDIQ/PRN shall indemnify Executive from any claims arising out of the letter agreement between Executive and Dillon Read & Co. dated January 18, 1995 (the "Dillon Read Letter"). Neither MEDIQ nor MEDIQ/PRN shall assert any claims against Executive arising out of the Dillon Read Letter. In addition to the foregoing, Executive shall, upon reasonable notice, furnish such information and proper assistance to MEDIQ or MEDIQ/PRN as may reasonably be required by MEDIQ or MEDIQ/PRN in connection with any litigation in which it is, or may become, a party.

                  IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                           MEDIQ INCORPORATED


                                           By:/s/ Michael J. Rotko
                                             --------------------------------

                                           MEDIQ/PRN LIFE SUPPORT SERVICES, INC.


                                           By:/s/ Jay M. Kaplan
                                              --------------------------------


                                           /s/ Thomas E. Carroll
                                               --------------------------------
                                               Thomas Carroll

                                            AWARD AS A % OF BASE SALARY

                                      USING TWO ADDITIVE PERFORMANCE MEASURES


-----------------------------------------------------------------------------------------------------------------------------------
I.  DIVISION NET PROFIT AS % OF BUDGETED PRE-TAX INCOME
-----------------------------------------------------------------------------------------------------------------------------------
 PARTICIPANT             BELOW
 CATEGORY                 90%                 90%                     100%                     110%                        120+%
 --------                 ---                 ---                     ----                     ----                        -----
     A                     0                  20                       40                       53                           60
     B                     0                  10                       20                       27                           30
     C                     0                   5                       10                       13                           15
     D                     0                   2                        4                        6                            7


-----------------------------------------------------------------------------------------------------------------------------------
II.  INDIVIDUAL PERFORMANCE VERSUS OBJECTIVES AND POSITION STANDARDS
-----------------------------------------------------------------------------------------------------------------------------------

PARTICIPANT            BELOW               ALMOST AT                   MEETS                    EXCEEDS                FAR EXCEEDS
CATEGORY             OBJECTIVES           OBJECTIVES                 OBJECTIVES                OBJECTIVES               OBJECTIVES
--------             ----------           ----------                 ----------                ----------               ----------
    A                   --                    --                         --                        --                       --
    B                    0                     6                         12                        16                       18
    C                    0                     5                         10                        13                       15
    D                    0                     4                          8                        10                       11



NOTE:

Division Net Profit as percentage of Budgeted Pre-Tax Income has always been interrupted as Division Pre-Tax Income as a percentage of Budgeted Pre-Tax Income.

                                    EXHIBIT 2


Facts:            1)       EBITDA used in calculating base value is
                           $60,000,000

                  2) Termination of Executive's employment occurs on 1/1/98

                  3) EBITDA used in calculating terminal value for the 12 months ended 9/30/97 is $70,000,000

Calculation of Base Value

                  1)       $60,000,000 x 1.025 = $61,500,000

                  2)       $61,500,000 x 1.025 = $63,037,500

                  3)       Base value = 6 x $63,037,500

                  4)       6 x $63,037,500 = $378,225,000

Calculation of Terminal Value

                  Terminal value - 6 x (9/30/97 EBITDA) = $420,000,000

Calculation of SAR Payment

                  Value of SARS - 2% (Terminal Value - Base Value)
                                    = $835,500